SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant     ☑

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐     Definitive Proxy Statement

☑     Definitive Additional Materials

☐     Soliciting Material Pursuant to § 240.14a-12

Cardica, Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑     No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

FOR IMMEDIATE RELEASE

Cardica Files Definitive Proxy Materials and Mails Letter to Stockholders

Urges Stockholders to Vote Today on WHITE Proxy Card “FOR ALL” Cardica Director Nominees

REDWOOD CITY, Calif., Nov. 10, 2014 – Cardica (Nasdaq: CRDC) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with Cardica’s Annual Meeting of Stockholders, which is scheduled to be held on December 11, 2014.

In conjunction with the definitive proxy filing, Cardica is mailing a letter to stockholders urging them to vote “FOR ALL” of Cardica’s nominees to the Board of Directors on the WHITE proxy card. Highlights of the letter include:

●	Cardica’s Board of Directors is executing on a strategy to realize the full potential of XCHANGE 30;

●	Cardica’s board is committed to realizing the full potential of Cardica’s technologies and to enhancing stockholder value;

●	Cardica formed a strategic review committee to oversee long-term strategic plan;

●	Cardica’s Board and management team have the experience and expertise to execute its strategy and deliver value for all Cardica stockholders; and

●	Cardica has made extraordinary efforts to engage constructively with Broadfin only to be ignored or denied at each turn.

The full text of the letter follows:

YOUR VOTE IS IMPORTANT

RE-ELECT ALL CARDICA DIRECTORS

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

November 10, 2014

Dear Fellow Cardica Stockholder,

We are writing to you today regarding Cardica’s upcoming 2014 Annual Meeting of Stockholders, which will be held on December 11, 2014. At this meeting, you will be asked to make important decisions regarding the composition of the Board of Directors and the future of your investment in Cardica.

Your Board and management team are committed to enhancing stockholder value, and we take the views of our stockholders seriously. As you may know, a Cardica stockholder, Broadfin Capital LLC and its affiliates (“Broadfin”), is seeking election for its three director nominees at Cardica’s Annual Meeting.

However, before you entertain Broadfin’s appeal for your vote, please consider the following: As outlined below, since June 2014, members of Cardica’s Board and management team have engaged in an extensive dialogue with Broadfin in a good faith effort to address issues raised by Broadfin to reach a resolution that benefits all stockholders. Despite our attempts, Broadfin has refused to cooperate, has expended the Company’s time and resources by constantly changing its demands and making unreasonable requests and today is proceeding with its efforts to replace three members of your Board of Directors with its own nominees.

Cardica remains open to reaching a mutually acceptable resolution and is willing to consider reconstituting the Board further. We have publicly stated our desire to interview Broadfin’s nominees and are willing to consider adding nominees that meet Broadfin’s previously-stated criteria of “Board members that have experience running public companies during the launch of major products.” Broadfin has refused to provide access to its nominees by our Nominating Committee and has instead driven us down a path towards a costly and unnecessary proxy contest.

CARDICA’S BOARD IS EXECUTING ON A STRATEGY TO REALIZE THE FULL POTENTIAL OF XCHANGE 30

ENSURE YOUR PARTICIPATION IN THIS VALUE CREATING PLAN

The composition of your Board of Directors is something Cardica takes very seriously, as the experience and expertise of its directors have been, and will continue to be, an important part of Cardica’s ability to achieve its strategic objectives. Cardica’s recent expansion of the Board through the appointment of two additional directors demonstrates our commitment to adding directors with significant experience running public companies during the launch of major products that can help guide Cardica during this critical time in our company’s history.

Indeed, under the leadership and guidance of your Board of Directors and management team, Cardica is executing a strategy that we believe will enable us to enhance stockholder value and realize the full potential of the XCHANGE 30 and 45 MicroCutters.

Accordingly, your Board of Directors unanimously recommends that you vote the enclosed WHITE proxy card today “FOR” ALL of Cardica’s nominees: Bernard A. Hausen, M.D., Ph.D.; Kevin T. Larkin; William P. Moffitt, III; Gary S. Petersmeyer; Richard P. Powers; Jeffrey L. Purvin; John Simon, Ph.D.; and William H. Younger, Jr.

YOUR BOARD OF DIRECTORS IS COMMITTED TO REALIZING THE FULL POTENTIAL OF CARDICA’S TECHNOLOGIES AND TO ENHANCING STOCKHOLDER VALUE

FORMED STRATEGIC REVIEW COMMITTEE TO OVERSEE LONG-TERM STRATEGIC PLAN

Your Board and management team are executing a strategy that we continue to believe will generate stockholder value and enable us to realize the full potential of our cutting edge technology. Today, we are building a market for our highly differentiated surgical stapling technology by executing a disciplined commercialization rollout for our XCHANGE 30 MicroCutter and by developing additional market enhancing products, including our XCHANGE 45 MicroCutter. Recent achievements demonstrate the progress we are making, including:

●

Making Significant Progress in XCHANGE 30 Commercialization: The launch of the XCHANGE 30 has already been approved by 58 Value Analysis Committees (“VAC”) in U.S. hospitals. The commercialization strategy is targeting select hospitals and markets to drive deeper penetration within hospitals and to receive feedback used to refine its products, prior to a broader commercial launch. Internationally, Cardica has established Cardica GmbH to direct sales of the XCHANGE 30 in Germany, and is actively working with a partner in Japan to gain PMDA approval. Already in 2014, worldwide MicroCutter sales have grown significantly, and U.S. VAC approvals continue to grow.

●

Building a Dedicated Salesforce: Cardica’s full-time sales representatives are focused on driving increased adoption within its target hospitals. Cardica intends to grow its sales force prudently over time, in line with customer and revenue growth and product line extension.

●

Continuing to Refine XCHANGE 30: We continually assess our products and production process to reduce costs and position the company for efficient production. Notably, in response to feedback solicited from surgeons in the field, we recently announced the next iteration of the XCHANGE 30, with improved jaw strength and stability and the ability to staple thicker tissues, making it easier to use and increasing the number of applicable procedures. We also announced the limited release with planned global launch later this year of the curved tip cartridge for the XCHANGE 30, which is designed to facilitate placement of the stapler on selected tissues.

●

Developing the Next Generation Product: Cardica continues to adapt to meet the needs of the industry and the surgeons and patients we serve. Today our multiple product portfolio and pipeline includes the XCHANGE 45, the next generation MicroCutter that will provide a longer staple line length and a broader range of tissue capabilities. Cardica anticipates that it will obtain CE Mark in 2014 and FDA clearance in 2015 for the XCHANGE 45, and expects to complete first in human surgeries before the end of 2014.

Given the progress we are making and the feedback we are receiving from surgeons, we believe we are positioning Cardica for future growth and value creation. At the same time, your Board actively monitors the Company’s progress. In that regard, Cardica has formed a Strategic Review Committee to provide oversight of Cardica’s long-term strategic plan that will work with Cardica’s Chief Executive Officer and other members of management to refine our strategies and ensure we are taking the best steps to achieve our goals.

CARDICA’S BOARD AND MANAGEMENT TEAM HAVE THE EXPERIENCE AND EXPERTISE
TO EXECUTE ITS STRATEGY AND DELIVER VALUE FOR ALL CARDICA STOCKHOLDERS

The Cardica Board of Directors is comprised of eight highly-qualified and proven leaders, including seven independent directors and Cardica’s Chief Executive Officer and co-founder, Bernard A. Hausen, M.D., Ph.D.

Your Board has the expertise needed to ensure Cardica continues executing on its goals and consists of members with diverse experiences in the fields of healthcare, product development, finance, accounting, marketing, sales, M&A and strategy, with six Directors having extensive operational experience in the medical device field.

Importantly, your Board is committed to acting in the best interest of stockholders and to effecting change towards achieving that goal. Cardica shares the view that adding directors to its Board with experience running public companies during a major product launch is worthwhile and value additive. To that end, the Board appointed William Moffitt and Gary Petersmeyer, both of whom have extensive experience as Board members and executives at medical device companies, to the Cardica Board of Directors, effective October 10, 2014. While we are willing to reconstitute the Board further and to interview Broadfin’s nominees, we are confident that Cardica’s Board of Directors and management team, led by Dr. Hausen, have the depth and diversity of skills and expertise needed to continue executing the Company’s strategy and to further enhance stockholder value.

CARDICA HAS MADE EXTRAORDINARY EFFORTS TO ENGAGE CONSTRUCTIVELY WITH BROADFIN
ONLY TO BE IGNORED OR DENIED AT EACH TURN

Since June 2014, members of Cardica’s Board and management team – including our CEO, Dr. Hausen, and Chairman, Kevin Larkin– have spent a considerable amount of time in an effort to reach an amicable resolution with Broadfin. In all, members of the Board and management have held numerous in-person meetings and calls, and exchanged an extensive number of letters and emails with Broadfin and its representatives, but to no avail. In addition, to provide additional opportunity to continue our dialogue with Broadfin, the Board went as far as to change the date of the Annual Meeting to December 11, 2014 to provide additional time to resolve this situation with Broadfin. Despite the efforts by your Board to work constructively, Broadfin has refused to cooperate and has continued to shift its demands:

●

Broadfin Refused to Engage Constructively: Despite repeated efforts by the Board to continue a dialogue that could result in a settlement, Broadfin has repeatedly changed its demands and reiterated its insistence on conducting a proxy fight. Broadfin has consistently moved the goal posts on its requests. At first Broadfin put forth two, industry-specific executives as potential directors, then later demanded that its Principal, Kevin Kotler, be included in a slate of nominees as part of a settlement, despite the fact that he lacks any relevant experience serving as a director of a public company or leading a company during the launch of a major product. As we continued to seek a constructive resolution to avoid this costly and distracting proxy fight, Broadfin continued to make new and increasingly unreasonable demands, ultimately insisting that one of its director candidates be immediately appointed non-executive Chairman of the Board.

●

Broadfin Rejected our Reasonable Settlement Proposals: We extended a settlement proposal to Broadfin under which two of our current Board members would resign and we would appoint two of its nominees with operating experience. Broadfin rejected this proposal and elected to proceed with the proxy contest.

●

Broadfin Refused to Enter into a Customary Confidentiality Agreement: Broadfin has repeatedly requested that Cardica provide it with material non-public information, but has refused to enter into a customary confidentiality agreement with Cardica, despite Broadfin’s public assertion of its willingness to enter into one. To facilitate an open conversation, your Board provided Broadfin with multiple versions of a confidentiality agreement, each of which it tailored to address Broadfin’s requested modifications, and each of which was summarily dismissed. While we are prepared to have frank conversations with Broadfin regarding Cardica’s product and regulatory strategies, it would be a violation of our fiduciary duties and highly inappropriate to discuss material non-public information without a reasonable confidentiality agreement.

●

Broadfin Refused to Partake in Nominee Interview Process: The Board’s Nominating Committee interviewed potential candidates and requested interviews with the Broadfin nominees that meet the committee’s qualification criteria. However, in response, Broadfin indicated that its current proposed nominees were unwilling to meet with the Board before a settlement agreement has been reached – essentially securing Broadfin’s director nominees their position without a single discussion or interview with the Cardica Board or Nominating Committee.

We strongly believe that Cardica’s actions to date, in stark contrast to Broadfin’s, demonstrate an openness to a productive dialogue towards the goals of avoiding a costly and distracting proxy contest and enhancing value for all stockholders.

Despite these issues, Cardica remains willing to work constructively with Broadfin to reach a mutually agreeable resolution that is in the best interest of all Cardica stockholders. We therefore again invite Broadfin to provide the Board the opportunity to interview Broadfin’s nominees and reopen constructive dialogue to avoid this costly path of a proxy contest.

PROTECT YOUR INVESTMENT — VOTE THE WHITE PROXY CARD TODAY

Your Board of Directors is committed to increasing stockholder value and will continue to take action to realize the full potential of Cardica’s potential cutting edge technology.

Whether or not you plan to attend the Annual Meeting your vote is very important. We encourage you to make your voice heard by voting online, by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

We urge you to vote the enclosed WHITE proxy card today “FOR” ALL of Cardica’s nominees: Bernard A. Hausen, M.D., Ph.D.; Kevin T. Larkin; William P. Moffitt, III; Gary S. Petersmeyer; Richard P. Powers; Jeffrey L. Purvin; John Simon, Ph.D.; and William H. Younger, Jr.

The Board of Directors strongly urges you not to sign or return the gold proxy card sent to you by or on behalf of Broadfin. If you have previously submitted a gold proxy card sent to you by Broadfin, you can revoke that proxy and vote for our Director nominees and on the other matters to be voted on at the 2014 Annual Meeting by using the enclosed WHITE proxy card.

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

Kevin T. Larkin	Bernard A. Hausen, M.D., Ph.D.
Chairman of the Board	President, Chief Executive Officer, Chief Medical Officer

Forward-Looking Statements

The statements in this letter regarding Cardica’s expectations as to future events or results are forward-looking statements.  Words such as “believe,” “will,” “intent,” “expect” and derivations of these words and similar words identify forward-looking statements.  There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to commercialize the XCHANGE 30 due to unanticipated technical or other difficulties; that prospective customers may not perceive the benefits of the XCHANGE 30 to be sufficient to warrant its purchase; that prospective customers may be constrained by pricing pressures or purchasing requirements in the hospitals and facilities in which they work, which could prevent them from purchasing the XCHANGE 30; that Cardica may not be successful in its efforts to obtain the CE Mark in 2014 and FDA clearance in 2015 for the XCHANGE 45,or complete first in human surgeries before the end of 2014, due to unanticipated technical or other difficulties; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2014, under the caption “Risk Factors,” filed on September 25, 2014. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Important Information

Cardica has filed or intends to file with the Securities and Exchange Commission (the “SEC”) and expects to mail to stockholders a definitive proxy statement relating to Cardica’s 2014 Annual Meeting of Stockholders. Stockholders are urged to read the proxy statement and any related documents when they become available as they contain important information. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Cardica at the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Cardica’s website at www.cardica.com. Stockholders may also contact McKenzie Partners with questions or requests for additional copies of the proxy materials by calling toll free at (800) 322-2885. Cardica’s directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders. Information regarding the names and special interests of these directors and executive officers in proxy solicitation is or will be included in the proxy statement described above.

Contact

Bob Newell, Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

or

James Golden / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449